Exhibit 99.1
NEWS RELEASE
www.agcocorp.com

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO Announces Chief Financial Officer Succession

Andy Beck to retire as Chief Financial Officer
Damon Audia appointed Chief Financial Officer effective July 1, 2022

DULUTH, GA June 15, 2022 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, infrastructure and precision ag technology, announced today that its Board of Directors has appointed Damon Audia to succeed Andy Beck as Senior Vice President and Chief Financial Officer (CFO) effective July 1, 2022. Mr. Audia joins AGCO from Kennametal Inc. (NYSE: KMT), an industrial technology leader specializing in tooling and wear-resistant solutions, where he served as the CFO since August 2018.

Andy Beck will retire from AGCO in early 2023. He will serve as Senior Advisor to both the CEO and the new CFO for the remainder of his tenure. “On behalf of the AGCO team, I want to thank Andy for his outstanding contributions over the past 28 years, the last 20 years as our CFO,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Andy has served AGCO with great distinction and loyalty through the years, and we are enormously thankful for his contributions to the Company. He has been a model of corporate leadership and integrity in the industry. We thank him for his continued support into 2023 and we wish him well in his retirement from the Company.”

Prior to Kennametal, Mr. Audia served as Senior Vice President and CFO at Carpenter Technology Corporation, a global manufacturer of premium specialty alloys. He also spent ten years in various leadership roles at The Goodyear Tire and Rubber Company, most recently serving as Senior Vice President of Finance for the company's North America division. In addition, Mr. Audia held various financial positions at Delphi Corporation and General Motors. Damon received a Master of Business Administration degree from Carnegie Mellon University and an undergraduate degree in general studies from the University of Michigan.

“We are pleased to welcome Damon to the AGCO Senior Leadership Team,” Mr. Hansotia continued. “He is a seasoned leader with broad financial experience and a proven track record making him an excellent candidate for this role. His wealth of financial knowledge and extensive manufacturing experience will be invaluable as we continue to evolve AGCO’s smart solutions for our farmer customers.”

About AGCO

AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Challenger®, Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.1 billion in 2021. For more information, visit www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

Please visit our website at www.agcocorp.com